Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-178133

Subject to Completion, Dated September 9, 2013

Preliminary Pricing Supplement to Prospectus Supplement Dated May 7, 2013
and Prospectus Dated November 23, 2011

Pricing Supplement dated September   , 2013

(To Prospectus Supplement dated May 7, 2013

and Prospectus dated November 23, 2011)

     % Secured Medium-Term Notes, Series I, due September 15, 2018

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

CUSIP:

Trade Date: September   , 2013

Original Issue Date/Settlement Date: September   , 2013, which is the third business day following the Trade Date.

Principal Amount: $      ,000,000

Price to Public:      % of Principal Amount, plus accrued interest from September   , 2013 if settlement occurs after that date

Purchase Price:      % of Principal Amount

Net Proceeds to Company: $

Interest Rate:      % per annum

Initial Interest Accrual Date: September   , 2013

Interest Payment Dates: March 15 and September 15, commencing March 15, 2014

Regular Record Dates: March 1 and September 1

Maturity Date: September 15, 2018

These Notes are DTC Eligible and will be issued in book-entry form

Mode of Distribution: [X] Underwritten [   ] Agented

[   ] Barclays Capital Inc.

[   ] BNP Paribas Securities Corp.

[X] BNY Mellon Capital Markets, LLC

[   ] CIBC World Markets Corp.

[X] Credit Suisse Securities (USA) LLC

[   ] Goldman, Sachs & Co.

[X] J.P. Morgan Securities LLC

[   ] Mitsubishi UFJ Securities (USA), Inc.

[   ] Mizuho Securities USA Inc.

[X] Morgan Stanley & Co. LLC

[X] RBC Capital Markets, LLC

[X] RBS Securities Inc.

[   ] Scotia Capital (USA) Inc.

[   ] Wells Fargo Securities, LLC

[X] CastleOak Securities, L.P.

[X] Citigroup Global Markets Inc.

Redemption Provisions:

The Secured Medium-Term Notes, Series I offered hereby (the “Secured Medium-Term Notes”) will be subject to redemption as described in the prospectus and prospectus supplement.

Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to August 15, 2018 (the date that is one month prior to the Maturity Date) (the “Make Whole Redemption Period”) on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus       basis points (      %), plus, in either case, accrued interest thereon to the date of redemption.

At any time on or after August 15, 2018 (the date that is one month prior to the Maturity Date), the Secured Medium-Term Notes will be subject to redemption on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to 100% of the principal amount of the Secured Medium-Term Notes to be redeemed, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date during the Make Whole Redemption Period, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Secured Medium-Term Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date during the Make Whole Redemption Period, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer in the United States (a “Primary Treasury Dealer”) selected by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date during the Make Whole Redemption Period, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

The net proceeds from the sale of the Secured Medium-Term Notes will be added to the general funds of PSE&G and will be used for general corporate purposes, including the repayment of short-term debt primarily consisting of commercial paper incurred to fund the maturity of PSE&G’s $300,000,000 5.375% Secured Medium-Term Notes, Series C, due September 1, 2013.

Supplemental United States Federal Income Tax Considerations:

Pursuant to final Treasury regulations and an Internal Revenue Service notice, Foreign Account Tax Compliance Act (FATCA) withholding (as described in the prospectus supplement under the caption entitled “United States Federal Income Tax Considerations—Foreign Account Tax Compliance”) will generally not apply to Secured Medium-Term Notes, Series I, that are issued and outstanding as of July 1, 2014. Therefore, the Secured Medium-Term Notes will not be subject to FATCA withholding.